Exhibit 99.1

Co-Diagnostics, Inc. to Amend Q2 2020 Form 10-Q to Show $0.51 Net Income per Share

Salt Lake City, Utah – November 2, 2020 – Co-Diagnostics, Inc. (Nasdaq: CODX), a molecular diagnostics company with a unique, patented platform for the development of molecular diagnostic tests, announced today that following the discovery of an incorrectly recorded expense in the period ending June 30, 2020, Management will be amending its June 30, 2020 Form 10-Q by filing Amendment No. 1 on Form 10-Q/A with the Securities and Exchange Commission (“SEC”) to show an increase in basic and diluted net income per common share of $0.08 as of and for the three and six months ended June 30, 2020.

The increased net income per common share will be $0.51 as reflected in the amended 10-Q, which the Company plans to file prior to the filing of its Quarterly Report on Form 10-Q for Q3 2020. The information included in this announcement will be simultaneously disclosed in Form 8-K filed with the SEC.

About Co-Diagnostics, Inc.:

Co-Diagnostics, Inc., a Utah corporation, is a molecular diagnostics company that develops, manufactures and markets a new, state-of-the-art diagnostics technology. The Company’s technology is utilized for tests that are designed using the detection and/or analysis of nucleic acid molecules (DNA or RNA). The Company also uses its proprietary technology to design specific tests to locate genetic markers for use in industries other than infectious disease and license the use of those tests to specific customers.

Forward-Looking Statements:

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Forward-looking statements in this release include statements regarding the (i) use of funding proceeds, (ii) expansion of product distribution, (iii) acceleration of initiatives in liquid biopsy and SNP detection, (iv) use of the Company’s liquid biopsy tests by laboratories, (v) capital resources and runway needed to advance the Company’s products and markets, (vi) increased sales in the near-term, (vii) flexibility in managing the Company’s balance sheet, (viii) anticipation of business expansion, and (ix) benefits in research and worldwide accessibility of the CoPrimer technology and its cost-saving and scientific advantages. Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances. Actual results may differ materially from those contemplated or anticipated by such forward-looking statements. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Company Contact:	Investor Relations Contact:
Andrew Benson	Keith Pinder
Head of Investor Relations	Landon Capital
+1 801-438-1036	+1.404.995.6671
investors@codiagnostics.com	kpinder@landoncapital.net